FIRST AMENDMENT TO THE
                        TRANSFER AGENCY AND SERVICE AGREEMENT

              This First Amendment dated as of March 1, 1995 between NEUBERGER & BERMAN EQUITY TRUST, a Delaware business trust, having its principal office and place of business at 605 Third Avenue, 2nd Floor, New York, NY 10158-0006 (the "Fund") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal office and place of business at 225 Franklin Street, Boston, MA 02110 (the "Bank") is made to the Transfer Agency and Service Agreement dated as of August 2, 1993 between the Fund and the Bank (the "Agreement").

              WHEREAS, pursuant to Section 10.3 of the Agreement, the Bank has subcontracted certain of its duties, such as the receipt of net orders for Fund shares (the "Shares"), to Boston Financial Data Services, Inc. ("BFDS"); and

              WHEREAS, BFDS provides its services through the DST System and certain subsystems of DST, such as DFE (collectively, "DST"); and

              WHEREAS, the Bank and the Fund desire to amend the terms and conditions of the Agreement to provide for changes related to the use of DST by the Fund and recordkeepers performing services for the Fund.

              NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

     ARTICLE 1.       DUTIES OF THE BANK

              The  parties hereto  agree that  the Agreement  is amended  to add
     Section 1.2(f) as follows:

              Net orders may be transmitted to the Bank on DST or by facsimile or telephone. The Bank is not authorized to receive orders transmitted on DST from any party other than (i) NBMI and (ii) those parties set forth on Schedule A attached hereto, which shall be updated from time to time by the Fund (the "Designated Parties").

              The Bank shall receive written approval from the Fund prior to authorizing any additional Designated Parties to use DST to place orders for Fund Shares. A Designated Party shall only be authorized to use DST to (i) transmit net orders for the purchase and redemption of Shares and
              (ii) review the account of that Designated Party's historical transactions. NBMI and the Designated Parties are authorized to place orders for trades received before 4:00 p.m. EST on a business day the New York Stock Exchange is open for business ("Business Day"), up to 9:30 p.m. EST that Business Day. No transactions occurring on a given Business Day are authorized to be transmitted on DST on the next Business Day.








     ARTICLE 2.       MISCELLANEOUS

              (a) All other terms and conditions of the Agreement remain in full force and effect.

              (b) Terms used herein but not defined herein shall have the meanings set forth in the Agreement.

              (c) This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same First Amendment.
       Attest:                               NEUBERGER & BERMAN EQUITY TRUST

       /s/ Stacy Cooper-Shugrue              /s/ Daniel J.Sullivan
       Stacy Cooper-Shugrue                  By: Daniel J. Sullivan
       ____________________________          ___________________________________
       Assistant Secretary                   Title: Vice President


       Attest:                               STATE STREET BANK AND TRUST COMPANY

       /s/ S. Cesso                          /s/ Ronald E. Logue
       ____________________________          By: Ronald E. Logue
                                             ___________________________________
                                             Title:  Executive Vice President




























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                                     SCHEDULE A

                                  DESIGNATED PARTIES



                                   HEWITT SERVICES

                         STATE STREET BANK AND TRUST COMPANY

                          FEDERATED RETIREMENT PLAN SERVICES

                           THE SHAREHOLDERS SERVICE GROUP

                                WILLIAM M. MERGER PLAN
                                PARTICIPANT SERVICES